Exhibit 99.1

                    Allegheny Technologies Updates
                           Earnings Outlook


    PITTSBURGH--(BUSINESS WIRE)--Oct. 11, 2007--Allegheny Technologies Incorporated (NYSE:ATI) said today that it expects full-year 2007 earnings per share to be in the range of $7.00 to $7.25 per diluted share, a 25% to 29% growth in earnings per share compared to 2006. This outlook anticipates lower second half 2007 earnings than previously expected. Softness in demand for standard stainless sheet is continuing because of higher inventories at certain mills and depots and volatile raw material costs. In addition, a significant reduction in raw material surcharges and indexes is expected from the rapid decline in the cost of nickel, nickel-bearing scrap, and titanium scrap. The Company's LIFO inventory accounting method mitigates some, but not all, of the impact of rapidly falling raw material costs.

    "ATI expects 2007 to be a record year for sales, earnings, and cash flow from operating activities," said L. Patrick Hassey, Chairman, President and Chief Executive Officer. "Our long-term profitable growth outlook remains intact. We believe ATI remains very well-positioned to achieve strong earnings growth in 2008 and beyond from the global markets that have been driving our profitable growth over the last several years. We see continuing growth in demand for our high-value products from the global aerospace and defense, chemical process industry, oil and gas, and electrical energy markets. Shipments under long-term agreements in these markets should continue to grow over the next several years. We do not anticipate a significant impact from the recently announced delay in the Boeing 787 Dreamliner schedule.

    "The softness in demand for standard stainless sheet appears to be bottoming out and inventory levels at distributors are low by historic measures. Demand for these products should begin to improve in early 2008 once the high inventories at stainless mills and depots are reduced.

    "Our self-funded strategic growth capital projects remain on track. Cash flow from operations remains strong. Cash on hand at the end of the third quarter 2007 is expected to be over $660 million, an increase of over $130 million compared to the previous quarter. We believe our strong cash position provides additional opportunities to enhance shareholder value."

    ATI expects third quarter 2007 earnings to be in the range of $1.85 to $1.88 per diluted share. Compared to the third quarter, the Company expects the fourth quarter to be further impacted by continuing low operating volumes in its Flat-Rolled Products segment and lower LIFO inventory reserve reversals. This outlook could be changed if the current costs of raw materials change significantly.

    ATI is scheduled to release third quarter 2007 earnings results before the market opens on Wednesday, October 24, 2007. ATI will provide live Internet listening access to its conference call with investors and analysts on the same day at 1 p.m. ET. The conference call will be broadcast at www.alleghenytechnologies.com. To access the broadcast, go to the home page and select "Conference Call". In addition, the conference call will be broadcast through CCBN.com.

    This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as "anticipates," "believes," "estimates," "expects," "would," "should," "will," "will likely result," "forecast," "outlook," "projects," and similar expressions. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, construction and mining, automotive, electrical energy, chemical process industry, oil and gas, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2006, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

    Building the World's Best Specialty Metals Company(TM)

    Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $5.5 billion during the most recent four quarters ending June 30, 2007. ATI has approximately 9,500 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, grain-oriented silicon electrical steel and tool steels, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.


    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004